NON-EMPLOYEE DIRECTOR STOCK OPTION
                       AGREEMENTS -- INITIAL OPTION GRANTS

      Stock Option Agreements that are substantially identical in all material aspects to the agreement, dated as of September 19, 1995, between Risk Capital Holdings, Inc. ("RCHI") and Michael P. Esposito, Jr., a copy of which is being filed herewith in this Exhibit 10.10.7, have been entered into by RCHI and each of the following Non-Employee Directors of RCHI (unless otherwise indicated, the date of each agreement is September 19, 1995, and the exercise price is $20.00):

Robert Clements
Stephen Friedman        (date: April 1, 1998; exercise price: $23.8125)
Lewis L. Glucksman      (date: November 14, 1995; exercise price: $20.9375)
Ian R. Heap
Thomas V. A. Kelsey     (date: September 16, 1996; exercise price: $17.1875)
Philip L. Wroughton

                                     * * * *


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                           RISK CAPITAL HOLDINGS, INC.

                            Director Option Agreement

            FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Risk Capital Holdings, Inc. (the "Company"), a Delaware corporation, hereby grants to Michael P. Esposito, Jr., a director of the Company on the date hereof (the "Option Holder"), the option to purchase common stock, $.01 par value per share, of the Company ("Shares"), upon the following terms:

            WHEREAS, the following terms reflect the Company's 1995 Long Term Incentive and Share Award Plan, as amended by the First Amendment thereto (the "Plan");

            (a) Grant. The Option Holder is hereby automatically granted an option (the "Option") to purchase 300 Shares (the "Option Shares") pursuant to the Plan, the terms of which are incorporated herein by reference. The Option is granted as of September 19, 1995 (the "Date of Grant") and such grant is subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan. Such Option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

            (b) Status of Option Shares. The Option Shares shall upon issue rank equally in all respects with the other Shares.

            (c) Option Price. The purchase price for the Option Shares shall be, except as herein provided, $20.00 per Option Share, hereinafter sometimes referred to as the "Option Price," payable immediately in full upon the exercise of the Option.

            (d) Term of Option. The Option may be exercised only during the period (the "Option Period") commencing in accordance with paragraph (f) hereof and shall continue until September 19, 2005; thereafter the Option Holder shall cease to have any rights in respect thereof. The right to exercise the Option is subject to sooner termination as provided in paragraph (j) below.

            (e) No Rights of Shareholder. The Option Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or in equity.

            (f) Exercisability. The Option shall become exercisable in three equal installments, commencing on September 19, 1995 and thereafter on the first and second anniversary thereof, subject to paragraph (j) below. The Option may be exercised at any time or from time to time during the Option Period in regard to all or any portion of the Option which are then exercisable, as may be adjusted pursuant to paragraph (g) below.

            (g) Adjustments for Recapitalization and Dividends. In the event that, prior to the expiration of the Option, any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Option Holder and preserve the value of the Option, (i) there shall automatically be substituted for each Share subject to the unexercised Option the number and kind of shares, other securities or other consideration into which each outstanding


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Share shall be changed or for which each such Share shall be exchanged, and (ii)
the exercise price shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to the unexercised Option shall remain the same as immediately prior to such event.

            (h) Transferability. The Option may not be assigned or otherwise transferred, disposed of or encumbered by the Option Holder, other than by will or by the laws of descent and distribution. During the lifetime of the Option Holder, the Option shall be exercisable only by the Option Holder or by his or her guardian or legal representative. Notwithstanding the foregoing, the Option may be transferred by the Option Holder to members of his or her "immediate family" or to a trust established for the exclusive benefit of solely one or more members of the Option Holder's "immediate family." Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means the Option Holder's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

            (i) Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Company an instrument in writing signed by the Option Holder, specifying the number of Option Shares in respect of which the Option is being exercised, accompanied by payment of the Option Price for the Option Shares for which the Option is being exercised in cash or Shares already owned by the Option Holder (provided that the Option Holder has owned such Shares for a minimum period of six months) and having a total Fair Market Value (as defined below) equal to the exercise price, or in a combination of cash and such Shares. Option Shares will be issued accordingly by the Company within fifteen business days, and a share certificate dispatched to the Option Holder within thirty days.

            The Company shall not be required to issue fractional Shares upon the exercise of the Option. If any fractional interest in a Share would be deliverable upon the exercise of the Option in whole or in part but for the provisions of this paragraph, the Company, in lieu of delivering any such fractional share therefor, shall pay a cash adjustment therefor in an amount equal to their Fair Market Value (or if any Shares are not publicly traded, an amount equal to the book value per share at the end of the most recent fiscal quarter) multiplied by the fraction of the fractional share which would otherwise have been issued hereunder. Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Option Shares hereunder if the issuance of such Option Shares would violate the provision of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that such Option Shares may be issued without resulting in such violations of law. For purposes hereof, Fair Market Value shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange.

            (j) Termination of Service. In the event the Option Holder ceases to be a director of the Company, (i) due to retirement after attainment of age 65 or (ii) due to death or disability, the Option, to the extent not already exercisable in full, shall become immediately and fully exercisable at the time of termination of service, and the Option may be exercised at any time during the Option Period. If the Option Holder ceases to be a director of the Company for any other reason, the portion of the Option which is not then exercisable shall be cancelled on the date service terminates, and the portion of the Option which is then exercisable may be exercised at any time within six months after the date of such termination, but not later than termination of the Option Period.


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            (k) Obligations as to Capital. The Company agrees that it will at all times maintain authorized and unissued share capital sufficient to fulfill all of its obligations under the Option.

            (l) Transfer of Shares. The Option, the Option Shares, or any interest in either, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws and the terms and conditions hereof. Each certificate for Option Shares issued upon exercise of the Option, unless at the time of exercise such Option Shares are registered under the Securities Act of 1933, as amended, shall bear the following legend:

            "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the `Act'), and may not be offered, sold or otherwise transferred except (i) in compliance with the provisions of any applicable state securities or `Blue Sky' laws and (ii) (A) pursuant to an effective registration under the Act,
            (B) in compliance with Rule 144 under the Act, (C) inside the United States to a Qualified Institutional Buyer in compliance with Rule 144A under the Act, (D) outside the United States in compliance with Rule 904 of Regulation S under the Act or (E) inside the United State to an institutional `accredited investor' as defined in Rule 501(a)(1), (2), (3) or (7) under the Act in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend unless, in the opinion of counsel for the Company, the securities represented thereby need no longer be subject to the restrictions set forth therein. The provisions of this paragraph (l) shall be binding upon all subsequent holders of certificates bearing the above legend and all subsequent holders of the Option, if any.

            (m) Expenses of Issuance of Option Shares. The issuance of stock certificates upon the exercise of the Option in whole or in part, shall be without charge to the Option Holder. The Company shall pay, and indemnify the Option Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.

            (n) Withholding. The Option Holder agrees to make appropriate arrangements with the Company for satisfaction of any applicable tax withholding requirements, or similar requirements, arising out of the Option.

            (o) References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder's legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.


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            (p) Settlement of Disputes. Any dispute between the parties arising from or relating to the terms of this Option shall be resolved by arbitration held in the State of Connecticut in accordance with the rules of the American Arbitration Association. All costs associated with any arbitration, including all legal expenses, for both parties shall be borne by the Company.

            (q) Notices. Any notice required or permitted to be given under this agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

            If to the Company:

                  Risk Capital Holdings, Inc.
                  20 Horseneck Lane
                  Greenwich, CT 06830
                  Attn: Secretary

            If to the Option Holder:

                  [Address of Option Holder]

            (r) Governing Law. This Option shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

            (s) Entire Agreement. This agreement constitutes the entire contract among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this agreement.

            (t) Counterparts. This agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.


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            IN WITNESS WHEREOF, the parties hereto have duly caused this agreement to be signed as of the Date of Grant.

                                        RISK CAPITAL HOLDINGS, INC.


                                        By: /s/ Peter A. Appel
                                           -------------------------------------
                                           Peter A. Appel
                                           Managing Director, General Counsel
                                           and Secretary


                                              /s/ Michael P. Esposito, Jr.
                                        ----------------------------------------
                                        Michael P. Esposito, Jr.


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